Exhibit 21

Subsidiaries of the Company

Ralcorp Receivables, LLC (Nevada)

Mattnick Insurance Company (Missouri)

RH Financial Corporation (Nevada)

Bremner Food Group, Inc. (Nevada)

Nutcracker Brands, Inc. (Delaware)

Linette Quality Chocolates, Inc. (Georgia)

Petri Baking Products, Inc. (Delaware)

BFG Canada, Ltd. (Ontario)

Medallion Foods, Inc. (Arkansas)

The Carriage House Companies, Inc. (Delaware)

American Italian Pasta Company, Inc. (Delaware)

IAPC Holding B.V. (Netherlands)

Gelit S.r.l. (Italy)

Pasta Lensi, S.r.l. (Italy)

Ralcorp Frozen Bakery Products, Inc. (Delaware)

Western Waffles Corp. (British Columbia)

0808414 B.C. Ltd. (British Columbia)

Cottage Bakery, Inc. (California)

Lovin Oven, LLC (California)